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STRATASYS ACQUIRES 3D PRINTER MAKER, SOLIDSCAPE

Strategic Acquisition Expands Direct Digital Manufacturing Vision

MINNEAPOLIS, May 3, 2011 — Additive manufacturing system maker Stratasys, (NASDAQ: SSYS), has acquired Solidscape, Inc. for $38 million plus certain purchase price adjustments.
New Hampshire-based Solidscape is a manufacturer of 3D printers serving investment casting applications in the jewelry, medical, dental and industrial markets. The company’s technology produces patterns that are used to cast highly precise metal parts.
Solidscape is widely recognized as the leader for casting applications that require high-precision, ultra-fine feature detail and a smooth surface finish. The company had revenues of $13.4 million and generated approximately $4.3 million in EBITDA for calendar year 2010.

Stratasys Acquires 3D Printer Maker, Solidscape

“Solidscape is a strong, profitable company with an excellent reputation in the markets it serves,” said Stratasys CEO Scott Crump. “We believe there is a significant market opportunity to expand its business in the under-penetrated jewelry market and the relatively undeveloped medical, dental and industrial markets. Solidscape’s 3D printers are used in the manufacturing process, which is consistent with our strategy to pursue new markets for direct digital manufacturing applications.”
Stratasys will support Solidscape product development with the goal of producing systems that target new applications. Solidscape will operate from its base in New Hampshire as a wholly owned subsidiary of Stratasys. Solidscape leadership and management will stay with the company. Stratasys expects the acquisition of Solidscape will add approximately $0.04 per share to earnings in 2011.
“This agreement represents the joining of two well-established leaders in additive manufacturing,” says Solidscape President Michael Varanka. “We believe Stratasys and Solidscape have valuable synergies, and the two companies will make a good partnership.”

Stratasys, Inc., Minneapolis, is a maker of additive manufacturing machines for prototyping and producing plastic parts. The company markets under the brands Fortus 3D Production Systems and Dimension 3D Printers. The company also operates RedEye On Demand, a digital manufacturing service for prototypes and production parts. According to Wohlers Report 2010, Stratasys supplied more additive manufacturing systems in 2009 than any other manufacturer, making it the unit market leader for the eighth consecutive year. Stratasys patented and owns the process known as FDM.® The process creates functional prototypes and manufactured goods directly from any 3D CAD program, using high-performance industrial thermoplastics. The company holds more than 285 granted or pending additive manufacturing patents globally. Stratasys products are used in the aerospace, defense, automotive, medical, business & industrial equipment, education, architecture, and consumer-product industries. Online at: www.stratasys.com

Solidscape, Inc. is the leader in high-precision 3D printers for lost wax casting applications. Solidscape systems are used for modeling prototypes and casting patterns for fine jewelry, dental restorations, turbine blades, medical instruments, orthopedics, consumer goods, electronics and many other high-precision products.

Stratasys Acquires 3D Printer Maker, Solidscape

Forward-Looking Statements

All statements herein that are not historical facts or that include such words as “expects,” “anticipates,” “projects,” “estimates,” “vision,” “could,” “potential,” “planning”, “intends”, “desires” or “believes” or similar words constitute forward-looking statements covered by the safe harbor protection of the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. These include statements regarding projected revenue and income in future quarters; the size of the 3D printing market; our objectives for the marketing and sale of our Dimension® and uPrint® 3D Printers; our WaveWash™ support removal system; and our Fortus® 3D Production Systems, particularly for use in direct digital manufacturing (DDM); the demand for our proprietary consumables; the expansion of our paid parts service; and our beliefs with respect to the growth in the demand for our products. Other risks and uncertainties that may affect our business include our ability to penetrate the 3D printing market; the success of our distribution agreement with HP; our ability to achieve the growth rates experienced in preceding quarters; our ability to introduce, produce and market consumable materials, and the market acceptance of these materials; the impact of competitive products and pricing; our timely development of new products and materials and market acceptance of those products and materials; the success of our recent R&D initiative to expand the DDM capabilities of our core FDM technology; and the success of our RedEyeOnDemandTM and other paid parts services. They also include statements about future financial and operating results of our company after the acquisition of Solidscape and anticipated benefits of the acquisition.  Actual results may differ from those expressed or implied in our forward-looking statements  Such forward-looking statements involve and are subject to certain risks and uncertainties, which may cause our actual results to differ materially from those discussed in a forward-looking statement.  Such risk factors include our ability to successfully integrate and market Solidscape products, our ability to retain Solidscape management and our ability to protect and defend Solidscape intellectual property. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements, but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. In addition to the statements described above, such forward-looking statements are subject to the risks and uncertainties described more fully in our current report on Form 8-K filed in connection with the completion of our acquisition of Solidscape and in our reports filed or to be filed with the Securities and Exchange Commission, including our annual reports on Form 10-K and quarterly reports on Form 10-Q.

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Solidscape and Drop-on-Demand (DoD) are registered trademarks of Solidscape, Inc.
Stratasys, Fortus, Dimension and RedEye are registered trademarks of Stratasys Inc.

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